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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 25, 2005
Date of Report

CIMAREX ENERGY CO.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31446 (Commission File Number)	45-0466694 (I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 1800, Denver, CO 80203
(Address of Principal Executive Office)

(303) 295-3995
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

        On January 26, 2005, Cimarex Energy Co. ("Cimarex") and Magnum Hunter Resources, Inc., a Nevada corporation ("Magnum Hunter"), announced the execution of an Agreement and Plan of Merger, dated as of January 25, 2005 (the "Merger Agreement"), by and among Cimarex, Cimarex Nevada Acquisition Co., a Nevada corporation and wholly owned subsidiary of Cimarex ("Merger Sub"), and Magnum Hunter, pursuant to which Cimarex has agreed to acquire all of the issued and outstanding shares of common stock, par value $.001 per share of Magnum Hunter ("Magnum Hunter Common Stock"), and each issued and outstanding share of Series A Preferred Stock, par value $.001 per share of Magnum Hunter. Under the terms of the Merger Agreement, which was approved by the Boards of Directors of both Cimarex and Magnum Hunter, the Merger Sub will merge with and into Magnum Hunter (the "Merger"), with Magnum Hunter surviving the Merger.

        Terms of the Merger Agreement provide that Magnum Hunter's shareholders will receive 0.415 shares of Cimarex common stock for each share of Magnum Hunter Common Stock owned. Based on the closing price of Cimarex common stock on January 25, 2005, the acquisition of Magnum Hunter's stock would be valued at approximately $1.5 billion. Including the assumption by Cimarex of Magnum Hunter's debt, which at December 31, 2004 totaled $645 million, the total transaction value is approximately $2.1 billion.

        Consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (1) approval by the stockholders of Cimarex and Magnum Hunter, (2) the receipt of all required regulatory approvals and (3) the effectiveness of a registration statement relating to the shares of Cimarex common stock to be issued in the Merger. In the event of a termination of the Merger Agreement under certain circumstances, Magnum Hunter may be required to pay Cimarex a termination fee as set forth in the Merger Agreement.

        The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such document.

        In connection with the execution of the Merger Agreement, Cimarex entered into a Voting Agreement dated as of January 25, 2005, with Gary C. Evans, Magnum Hunter's President and Chief Executive Officer, and Jacquelyn Evelyn Enterprises, Inc., a corporation whose sole stockholder is Mr. Evans' wife (the "Voting Agreement"). As of the date of the Voting Agreement, Mr. Evans and Jacquelyn Evelyn Enterprises beneficially owned, in the aggregate, 4,541,866 shares of Magnum Hunter common stock, which represented approximately 5.1% of the outstanding shares of Magnum Hunter common stock on that date. Under the Voting Agreement, each of Mr. Evans and Jacquelyn Evelyn Enterprises has agreed, among other things, to vote his or its shares of Magnum Hunter Common Stock in favor of approval of the Merger Agreement.

        The Voting Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to such document.

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Item 9.01 Financial Statements and Exhibits

  (c)
  Exhibits

2.1	Agreement and Plan of Merger, dated as of January 25, 2005 by and among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter Resources, Inc.*
99.1	Voting Agreement dated as of January 25, 2005, by and among Cimarex Energy Co., Gary C. Evans and Jacquelyn Evelyn Enterprises, Inc.

*
Schedules and similar attachments to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2005	CIMAREX ENERGY CO.
	By:	/s/ PAUL KORUS Paul Korus Vice President, Chief Financial Officer, Treasurer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 25, 2005 by and among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter Resources, Inc.
99.1	Voting Agreement dated as of January 25, 2005, by and among Cimarex Energy Co., Gary C. Evans and Jacquelyn Evelyn Enterprises, Inc.

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  Item 1.01 Entry Into a Material Definitive Agreement
  Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX